Exhibit 99.1
Colorado — FOR RELEASE AT 6:00 AM EASTERN DAYLIGHT TIME
Date: May 5, 2011
Double Eagle Petroleum Reports First Quarter Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the quarter ended March 31, 2011. The Company had a net loss attributable to common stock of $(1,083,000), or $(0.10) per share for the first quarter as compared to net income of $5,178,000, or $0.47 per share for the first quarter of 2010. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $931,000 in both periods. The decrease in net income in the first quarter of 2011 was attributed to a $1,482,000 pre-tax unrealized non-cash loss on the Company’s economic hedges, which are recorded at fair value at each period end. Based on the March 31, 2011 natural gas futures pricing, several of the Company’s economic hedges were in a liability position. In contrast, the Company had a pre-tax unrealized non-cash gain on its economic hedges of $8,045,000 in the first quarter of 2010.
Clean earnings, a non-U.S. GAAP metric, totaled $6,216,000 for the first quarter of 2011, or $0.56 per share, as compared to $6,285,000, or $0.57 per share for the first quarter of 2010. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as share-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table of this release for the reconciliation of Clean Earnings to US GAAP.
Production
Total natural gas and crude oil production increased 1% to 2.3 Bcfe for the quarter ended March 31, 2011. The production increase was driven by the Company’s additional working interest in its non-operated properties in the Atlantic Rim, which the Company purchased in the third quarter of 2010. The increase was also attributed to improved production from certain wells in the Doty Mountain Unit as a result of fracture stimulations performed in the fourth quarter of 2010. At the Catalina Unit, production declined to 1.2 Bcf for the quarter ended March 31, 2011 from 1.4 Bcf in the first quarter of 2010. Management believes the decrease is primarily the result of the field’s normal production decline.

Revenue
Production-related revenue totaled $12,485,000 for the first quarter of 2011, as compared to $12,313,000 for the first quarter of 2010. The production-related revenue included a gain of $343,000 and a loss of $223,000 for the quarters ended March 31, 2011 and 2010, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-revenue improved quarter over quarter due to a favorable increase in the Company’s realized natural gas price and the small increase in total production volumes. This was offset by the decline in Catalina Unit production volumes, which also results in lower transportation revenue to the Company.
The Company’s realized natural gas price increased to $4.83 per Mcf in the first quarter of 2011 as compared to $4.70 per Mcf in the first quarter of 2010. The realized gas price includes the impact of realized gains/losses on derivative instruments. The Company has a hedging program in place in order to reduce exposure to cash flow volatility caused by fluctuating commodity prices. Excluding the realized gains/losses on hedges, the Company’s average realized gas price was $3.62 and $4.80 for the first quarter of 2011 and 2010, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to hedge its equity production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the current outstanding derivatives:

	Remaining
	Contractual	Daily			Price
Type of Contract	Volume	Production	Term	Price	Index (1)

Fixed Price Swap	2,200,000	8,000	01/11-12/11	$7.07	CIG
Costless Collar	610,000	5,000	08/09-07/11	$4.50 floor	NYMEX
				$7.90 ceiling
Costless Collar	1,220,000	5,000	12/09-11/11	$4.50 floor	NYMEX
				$9.00 ceiling
Fixed Price Swap	3,660,000	10,000	01/12-12/12	$5.05	NYMEX
Fixed Price Swap	1,830,000	5,000	01/12-12/12	$5.10	NYMEX
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor	NYMEX
				$5.35 ceiling

Total	13,900,000

(1)	CIG refers to the Colorado Interstate Gas price as quoted on the first day of each month. NYMEX refers to quoted prices on the New York Mercantile Exchange.
Production Costs
Double Eagle’s production costs for the first quarter of 2011 increased 31% to $1.14 per Mcfe as compared to $0.87 per Mcfe in the first quarter of 2010. The increase in production costs was primarily driven by additional operating expenses from the Sun Dog and Doty Mountain Units resulting from the Company’s increased working interests at these properties. As these two properties, which have historically yielded lower operating margins, made up a larger percentage of the total production during the quarter, production costs on a per Mcfe basis increased. The Company also continues to perform well workovers in its Catalina Unit.

Balance Sheet
The Company continues to strengthen its balance sheet position, improving its working capital balance to $8,312,000 from $7,477,000 at December 31, 2010. The Company currently has $75 million credit facility in place with a total borrowing availability of $60 million. The Company had a total of $32,000,000 outstanding on its credit facility at March 31, 2011. The interest rate on the credit facility at March 31, 2011 was 2.89%.
Please refer to the Company’s Form 10-Q filed with the Securities Exchange Commission on May 5, 2011 for a more detailed discussion of the Company’s results.
Earnings Conference Call
Double Eagle will host a conference call to discuss results today, Thursday, May 5, 2011 at 11:00 a.m. Eastern Standard Time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 887349#.
A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 887349#.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Quarter ended
	March 31,	March 31,
	2011	2010

Revenues
Oil and gas sales	$10,910	$11,049
Transportation revenue	1,232	1,487
Price risk management activities	(1,139)	7,822
Other income, net	95	77

Total revenues	11,098	20,435

Expenses
Lease operating expenses	2,574	1,943
Production taxes	1,056	1,300
Pipeline operating expenses	981	1,149
Impairment and abandonment of equipment and properties	73	—
Exploration expenses including dry holes	52	38

Total Expenses	4,736	4,430

Gross Margin	6,362	16,005
Gross Margin Percentage	57.3%	78.3%

General and administrative	1,558	1,534
Depreciation, depletion and amortization	4,673	4,540
Interest expense, net	387	365

Pre-tax income	(256)	9,566

Provision for deferred taxes	104	(3,457)

NET INCOME (LOSS)	$(152)	$6,109

Preferred stock dividends	931	931

Net Income (loss) attributable to common stock	$(1,083)	$5,178

Net income (loss) per common share:
Basic	$(0.10)	$0.47

Diluted	$(0.10)	$0.47

Weighted average shares outstanding
Basic	11,174,487	11,105,646

Diluted	11,174,487	11,105,646

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31,	December 31,
	2011	2010	% Change

Total assets	$146,911	$152,517	-4%

Balance outstanding on credit facility	32,000	32,000	0%

Total stockholders’ equity	50,113	52,705	-5%
SELECTED CASH FLOW DATA
(In thousands)

	March 31,	March 31,
	2011	2010	% Change

Net cash provided by operating activities	$5,794	$9,692	-40%

Net cash used in investing activities	(3,980)	(5,853)	-32%

Net cash provided by (used in) financing activities	(1,074)	(4,072)	-74%
SELECTED OPERATIONAL DATA

	Quarter ended
	March 31,	March 31,
	2011	2010	% Change

Total production (Mcfe)	2,254,263	2,241,624	1%

Average price realized per Mcfe	$4.99	$4.83	3%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The measure also excludes the impact of income taxes as the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the quarters ended March 31, 2011 and 2010, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	March 31, 2011	March 31, 2010
	Results	Results
Net Income (loss) as reported under US GAAP	$(152)	$6,109

Add back non-cash items:
Provision for income taxes	(104)	3,457
Depreciation, depletion, amortization and accretion expense	4,713	4,560
Non-cash loss (gain) on price risk management (1)	1,482	(8,045)
Share-based compensation expense	275	276
Impairments & abandonments	73	—
Other non-cash items	(71)	(72)

Clean Earnings	$6,216	$6,285

Clean Earnings per Share	$0.56	$0.57

(1)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.com